EXHIBIT 23.2




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Cadus Corporation:


We consent to incorporation by reference in the Registration Statements (Nos. 333-21871 and 333- 58151) on Form S-8 of Cadus Corporation of our report dated March 19, 2004, with respect to the consolidated balance sheet of Cadus Corporation and subsidiary as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2003, which report appears in the December 31, 2004 annual report on Form 10-K of Cadus Corporation.



                                                              /s/ KPMG LLP

New York, New York
March 25, 2005